EXECUTION VERSION

AMENDED AND RESTATED
COLLATERAL ASSETS INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED COLLATERAL ASSETS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of May 24, 2019, and amends and restates the Collateral Assets Investment Management Agreement entered into as of July 31, 2018, effective on August 31, 2018 (the “Original Agreement”), between Third Point LLC (the “Investment Manager”), Third Point Reinsurance Company Ltd., a Bermuda Class 4 insurance company (“TP Re Bermuda”), and Third Point Reinsurance (USA) Ltd., a Bermuda Class 4 insurance company (“TP Re USA,” and together with TP Re Bermuda, the “Client”). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement (as defined below).
WHEREAS, the Client and Third Point Advisors LLC, a Delaware limited liability company (the “General Partner”), entered into that certain Amended and Restated Exempted Limited Partnership Agreement of Third Point Enhanced LP (the “Partnership”), dated July 31, 2018 (as may be amended, restated or supplemented from time to time, the “Partnership Agreement”);
WHEREAS, in connection with entering into the Partnership Agreement, TP Re Bermuda and TP Re USA each transferred legal title to all of the assets and liabilities (other than the Collateral Assets (as defined below) and assets to maintain the Liquidity Buffer) held in their respective Joint Ventures;
WHEREAS, the Client and the Investment Manager entered into the Original Agreement, pursuant to which the Investment Manager agreed to manage certain assets that are (i) held in trust for the benefit of banks that issue letters of credit at the Client’s instruction, (ii) held in trust for the benefit of cedants of the Client or otherwise in support of the Client’s reinsurance agreements, or (iii) pledged to such parties in interest (the “Collateral Assets”);
WHEREAS, the Client wishes for the Investment Manager to manage certain assets (which, for the avoidance of doubt, do not include the Collateral Assets) that were previously invested in the Partnership that have been withdrawn from the Partnership pursuant to Section 3.5.1.4 of the Partnership Agreement (but only for so long as such assets are required to be withdrawn from the Partnership in accordance with Section 3.5.1.4 of the Partnership Agreement) (the “Withdrawn Assets,” together with the Collateral Assets, the “Aggregate Assets”);
WHEREAS, the Investment Manager is in the business of providing investment management services; and
WHEREAS, the Client and the Investment Manager desire to amend and restate the Original Agreement to set forth the terms and conditions of the investment management services to be provided by the Investment Manager in connection with the management of the Aggregate Assets.
NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and the parties intending to be legally bound, it is agreed between the parties to amend and restate the Original Agreement as follows:

1.Appointment. The Client hereby appoints the Investment Manager as its investment manager to manage and direct the investment of the Aggregate Assets for the Client, which appointment includes acting as agent and attorney-in-fact for and on behalf of the Client and exercising those powers and authorities as set forth in this Agreement. The Investment Manager accepts this appointment and agrees that it will furnish investment management services as set forth below. The Investment Manager may deliver to any natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof (a “Person”) who in the normal course of business has reasonable cause to examine such a document, a copy of this Agreement as evidence of the authority of the Investment Manager to act for and on behalf of the Client.
2.Accounts.
(a)Each of TP Re USA and TP Re Bermuda hereby agree that the Collateral Assets shall at all times be held in an account managed by the Investment Manager.
(b)Each of TP Re USA and TP Re Bermuda hereby agree that the Withdrawn Assets shall at all times be held in an account managed by the Investment Manager. Furthermore, the Client and the Investment Manager agree that the term “Investable Assets” as used in the Partnership Agreement shall be deemed to not include Withdrawn Assets (for the avoidance of doubt, only for so long as such assets are required to be withdrawn from the Partnership in accordance with Section 3.5.1.4 of the Partnership Agreement) and, pursuant to the Partnership Agreement, to the extent that, in accordance with Section 3.5.1.4 of the Partnership Agreement, all or any portion of the Withdrawn Assets are no longer required to be withdrawn from the Partnership, the Client agrees to reinvest such amounts in the Partnership.
(c)At no time shall the Investment Manager have any custody of any account contemplated in this Section 2 or physical possession of any asset held in any such account, nor shall the Investment Manager have any responsibility for holding or transferring the assets held in any such account.
3.Services and Duties of the Investment Manager.
(a)In connection with its obligations hereunder, the Investment Manager shall have the authority for and in the name of the Client to:
(i)with respect to the account containing the Collateral Assets, make investments that are customary for the management of collateral assets of reinsurance companies and consistent in all material respects with the guidelines provided in writing to the Investment Manager by the Client (the “Collateral Asset Guidelines”); provided, that if the Client provides revised written Collateral Asset Guidelines to the Investment Manager, the Investment Manager shall have fifteen (15) Business Days to take any actions necessary to bring the account containing the Collateral Assets in compliance with such Collateral Asset Guidelines;
(ii)with respect to the account containing the Withdrawn Assets, make investments: (A) in accordance with the account’s investment guidelines (the “Withdrawn Asset

Guidelines”), which shall initially permit investments in U.S. treasuries only and which may be amended from time to time (x) by the Client upon notice to the Investment Manager (in which case, the Investment Manager shall have fifteen (15) Business Days to take any actions necessary to bring the account into compliance with such Withdrawn Asset Guidelines) or (y) following a proposal by the Investment Manager to amend the Withdrawn Asset Guidelines and the Client’s approval to such proposal (which approval may be withheld in the Client’s sole discretion); and/or (B) not contemplated by the then-applicable Withdrawn Asset Guidelines, but that are otherwise approved from time to time by the Client;
(iii)enter into direct or indirect sub-advisory arrangements or otherwise delegate the investment management authority over the Client to any other Person, including, to an Affiliate of Investment Manager; provided, that the Investment Manager shall not enter into any such arrangement or delegation with a sub-advisor that is (A) an Affiliate of the Investment Manager if such arrangement or delegation results in the Client bearing additional expenses, fees or performance-based compensation than would otherwise be borne by the Client pursuant to this Agreement; it being understood, that the consent of the Client shall be required to the extent any such arrangement or delegation pursuant to this clause (A) requires payment by the Client of any sub-advisory fees, or (B) unaffiliated with the Investment Manager without receiving, in either case, the prior written consent (email being sufficient) of the Client prior to entering into such arrangement or delegation;
(iv)organize one or more corporations or other entities to invest, in Securities or participations in Securities, or to hold record title of, or as nominee for the Client of, Securities or funds of the Client;
(v)incur all expenditures permitted by this Agreement;
(vi)subject to Section 3(a)(ii), engage any and all agents, managers, consultants, advisors, including, without limitation, independent contractors, attorneys, the administrator, accountants and other Persons necessary or appropriate in connection with the Investment Manager’s services hereunder, and to pay fees, expenses and other compensation to such Persons, and provide for the exculpation and/or indemnification of such Persons by the Client, including such Persons or firms that may be affiliates of the Investment Manager or its principals or employees; provided that any such indemnification shall be limited to the amount of the Aggregate Assets under the Investment Manager’s discretionary authority on the date the indemnification obligation is incurred;
(vii)select brokers (including prime brokers), custodians, dealers, banks and other intermediaries by or through whom investment transactions will be executed or carried out and determine the terms of such engagement; provided, that the Investment Manager will provide a list of relevant brokers used in the most recent calendar quarter to the Investment Committee upon request for review on a quarterly basis;
(viii)exercise all voting and other powers and privileges attributable to any Aggregate Assets;

(ix)make, execute, and deliver any and all documents of transfer and conveyance and any and all other instruments and agreements that may be necessary or appropriate to carry out the powers granted in this Agreement;
(x)open, maintain, conduct and close accounts, including margin and custodial accounts, with brokers and bank accounts, and to draw checks or other orders for the payment of money by the Client;
(xi)acquire, enter into, and pay for any contract of insurance that it in its sole discretion deems necessary and proper for the protection of the Client, for the conservation of the assets of the Client, or for any purposes beneficial to the Client;
(xii)enter into, make, perform, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements, licenses, undertakings or other instruments and to engage in any kind of activity necessary, proper or desirable to carry out the powers granted in this Agreement; provided, that if a contract, agreement, license, undertaking or instrument is or is to be made by the Investment Manager on behalf of the Client that could reasonably be expected to require disclosure on a Form 8‑K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or other applicable Law, the Investment Manager shall promptly notify the Client and cooperate with the Client to allow a timely and proper disclosure to be made;
(xiii)assist the Client with any legal, compliance, tax or regulatory filings;
(xiv)make any securities filings on behalf of the Client relating to any of the investment activities of the Client under this Agreement;
(xv)combine purchase or sale orders on behalf of the Client with orders for Affiliated Funds, and allocate the securities or other assets so purchased or sold, on an average price basis, among the Client and such Affiliated Funds;
(xvi)enter into arrangements with brokers to open “average price” accounts wherein orders placed during a trading day are placed on behalf of the Client and Affiliated Funds and are allocated among such accounts using an average price;
(xvii)provide research and analysis and direct the formulation of investment policies and strategies for the Client;
(xviii)invest in other pooled investment vehicles, which investments shall be subject in each case to the terms and conditions of the respective governing document for such vehicle; and
(xix)subject to applicable Law, purchase Securities and other property from and sell Securities and other property to Affiliated Funds.
(b)The Client agrees that the Investment Manager, in the maintenance of the Investment Manager’s books and records, does not verify or otherwise assume responsibility for the accuracy of information furnished to the Investment Manager by the Client or other entities.

(c)This Agreement shall be personal to the Investment Manager which shall not sub-contract or delegate the performance of its duties to any Person whatsoever; provided, however, that nothing in this paragraph 3 shall prevent the Investment Manager from, subject to paragraph 3(a)(ii), retaining one or more sub-advisers or allocating the Client’s assets to independent managers to manage on a discretionary basis.
4.Representations and Warranties of the Investment Manager. The Investment Manager represents and warrants to the Client that:
(a)it is a limited liability company duly formed and validly existing under the Laws of its jurisdiction of organization;
(b)it has full capacity and authority to act as described in this Agreement; and
(c)it has duly and validly authorized, executed and delivered this Agreement, which is a valid and binding agreement of it enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
The foregoing representations and warranties shall be continuing during the term of this Agreement, and the Investment Manager shall promptly notify the Client of any change in any of the foregoing representations and warranties that would materially adversely affect the Investment Manager’s ability to perform the services hereunder or, in the case of Section 4(c), the Client’s ability to enforce its rights hereunder.
5.Acknowledgment of Risk. The Client hereby acknowledges that: (a) risks are inherent in the Investment Manager’s trading practices and investment strategies; (b) there can be no assurances or guarantees that the Client’s objective can be achieved; and (c) the Client may incur substantial losses in connection with these trading practices and investment strategies. The Client hereby represents and warrants that the Client may withstand the loss of all assets managed by the Investment Manager hereunder.
6.Confidentiality. The parties hereto shall be subject to confidentiality provisions substantially similar to those set forth under Article XII of the Partnership Agreement.
7.Services Not Exclusive.
(d)The Client hereby acknowledges that (i) the Investment Manager provides investment management services for a number of other clients, concurrent with the provision of investment management services to the Client, and (ii) the Investment Manager and its principals may provide advice and utilize trading practices, selection, timing or strategies for these other clients which may differ from that provided to the Client.
(e)The Investment Manager shall, in a manner which the Investment Manager deems to be in the interests of all clients, allocate any limited investment opportunities to its clients as it deems fair and equitable in its sole discretion. The Investment Manager shall use its best efforts to ensure that its investment management services do not operate to benefit one client or class of clients at the expense of another; provided, however, that nothing in this Agreement shall impose any obligation on the Investment Manager or its principals to recommend or effect a transaction in any investment which the Investment Manager or its principals recommend or effect for their own accounts or for the accounts of the other Investment Manager clients.
8.Brokerage Selection and Execution. The Investment Manager shall exercise commercially reasonable efforts to secure the best execution in selecting brokers for transactions in the Client. However, the Investment Manager may cause the Client to pay a broker a commission in excess of the amount of commission that another broker would have charged if the Investment Manager determines in good faith that the commission paid is reasonable in relation to the value of the brokerage or research services provided viewed in terms of the overall responsibilities with respect to the accounts as to which the Investment Manager exercises investment discretion. The Investment Manager is authorized to combine purchase or sale orders on behalf of the Client together with orders for the other accounts for which the Investment Manager (and its Affiliates) may act as an investment adviser and is further authorized to allocate the Securities or other assets so purchased or sold, on an average price basis, or by any other method of fair and equitable allocation as determined by the Investment Manager (and its Affiliates), in its (their) sole discretion, among the Client and such other accounts.
9.Expenses. Any and all third party expenses incurred by, or on behalf of the Client, that are directly attributable to the management of the Aggregate Assets, other than those borne by the Investment Manager, shall be borne by the Client, including:
(a)trade support services (e.g., pre- and post‑trade support software and related support services);
(b)risk analysis and risk reporting by third parties and risk-related and consulting services;
(c)brokerage commissions and services and similar expenses necessary for the Client to receive, buy, sell, exchange, trade and otherwise deal in and with securities and other property of the Client;
(d)third-party valuation services (including fees of pricing, data and exchange services and financial modeling services), fund accounting, auditing and tax preparation (including tax filing fees, any expenses incurred in order to satisfy tax reporting requirements in any jurisdiction (if applicable) and other professional services and advisors);
(e)any costs associated with engaging service providers (including the administrator, sub-advisors authorized pursuant to Section 3(a)(ii) and prime brokers);
(f)legal fees and related expenses incurred in connection with Client investments or contemplated potential investments, including legal costs and related expenses of (i) Indemnified Parties (such as indemnification and advances on account of indemnification) that may be payable by the Client pursuant to any indemnification obligations of the Client, (ii) any threatened or actual litigation involving the Client, which may include monetary damages, fees, fines and other sanctions, whether as a result of such regulatory authorities or such commercial interests prevailing, or the Investment Manager determining to settle such threatened or actual litigation; (iii) third-party fees and expenses allocated to the Client (e.g., expenses associated with regulatory filings, audits and inquiries with the SEC, the CFTC, and other regulatory authorities including foreign regulatory authorities, and any other filings made in connection with or that otherwise relate to or are incidental to the Client’s investments and other reasonable expenses determined by the Investment Manager, as well as the establishment, implementation and maintenance of internal policies and procedures of the Investment Manager that are intended to facilitate the Investment Manager’s compliance with respect to its “own” compliance obligations not directly related to any services provided to its clients (for instance, the Investment Manager’s obligation to maintain registration with the SEC or to maintain records such as those specified in Rule 204-2(a) under the Advisers Act are its “own” obligations; but its obligations relating to, without limitation, research, trading, investments and monitoring of investments are not the Investment Manager’s “own” obligations), as opposed to the compliance obligations of the Client);
(g)the cost of any insurance premiums (other than wrongful employment practices insurance, premises liability insurance and insurance covering similar risks (e.g., covering liabilities of the Investment Manager in its capacity as an employer or landlord/tenant)), including the cost of any insurance covering the potential liabilities of the Client, the Investment Manager, their respective Affiliates or any agent or employee of the Client, as well as the potential liabilities of any individual serving at the request of the Client (for purposes of utmost clarity, any deductibles or retentions pursuant to such insurance policies are liabilities to be borne in accordance with the Client’s indemnification obligations);
(h)interest costs and taxes (including charges payable by or with respect to or levied against the Client, its investments, or to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes and transfer, capital and other taxes, duties and costs incurred in connection with the making of investments); and
(i)custodian and transfer agency services (including the costs, fees and expenses associated with the opening, maintaining and closing of bank accounts, custodial accounts and accounts with brokers on behalf of the Client (including the customary fees and charges applicable to transactions in such broker accounts)) (collectively, the “Expenses”).
From time to time the Investment Manager will be required to make determinations regarding whether certain Expenses should be borne solely by the Client or in conjunction with one or more Affiliated Funds. Subject to certain exceptions such as tax or similar restrictions, all investment-related Expenses are expected to be shared by the Client and any Affiliated Fund pro rata to their participation in that investment (or contemplated participation), while other Expenses will generally be borne pro rata by the Client and the Affiliated Funds based on their relative net asset values of assets under management by the Investment Manager and its Affiliates.

10.No Compensation. In acknowledgement of the fact that the Client has invested in the Partnership and is paying fees to the Investment Manager with respect to such investment, the Client shall pay no fee for the investment management services provided pursuant to this Agreement.

11.Permitted Withdrawals.
(a)With respect to the Collateral Assets, upon three Business Days’ (as defined below) prior written notice, TP Re USA or TP Re Bermuda may withdraw all or a portion of its Collateral Assets effective as of any calendar month end or on the close of business on each Wednesday during a month (or if a particular Wednesday is not a day on which the New York Stock Exchange is open for trading and the banks in New York are open for business (a “Business Day”), the immediately preceding Business Day).
(b)With respect to the Withdrawn Assets, subject to the obligations set forth in the Partnership Agreement (including, without limitation, Section 3.5.1.4, which requires, among other obligations, the Client to reinvest the Withdrawn Assets in the Partnership when, in accordance with such Section 3.5.1.4, such Withdrawn Assets are no longer required for the purpose they were withdrawn from the Partnership), upon three Business Days’ prior written notice, TP Re USA or TP Re Bermuda may withdraw all or a portion of the Withdrawn Assets effective as of any calendar month end or on the close of business on each Wednesday during a month (or if a particular Wednesday is not a Business Day, then the immediately preceding Business Day).

12.	Exculpation and Indemnification.
(a)Neither the Investment Manager nor any Affiliate or any members, associates, directors, officers, employees or agents of the Investment Manager or any Affiliate (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) shall be liable to the Client for any act or omission based upon honest errors of judgment, negligence or other fault in connection with the business or affairs of the Client, so long as the action or failure to act does not constitute Disabling Conduct (including, without limitation, for the actions of any sub-advisor selected by the Investment Manager to manage the account containing the Aggregate Assets, except where the Indemnified Party acted with Disabling Conduct in the selection and engagement of such sub-advisor).
(b)The Client shall indemnify each Indemnified Party to the fullest extent permitted by Law and to hold each Indemnified Party harmless from and with respect to all (a) fees, costs and expenses (including attorneys’ fees and disbursements) incurred in connection with or resulting from any claim, action or demand against the Indemnified Parties that arise out of or in any way relate to the Client, its properties, business or affairs and (b) any losses or damages resulting from any such claim, action or demand, including amounts paid in settlement or compromise of the claim, action or demand, except that this indemnification shall not apply to any such fees, costs, expenses, losses or damages (“Losses”) arising out of an Indemnified Party’s Disabling Conduct. Further, the Client’s obligations under this paragraph 12 shall not apply (x) with respect to Losses arising out of any unsuccessful claim, action or demand (excluding counterclaims) by any Indemnified Party against the Client, or (y) with respect to Losses arising out of any claim, action or demand arising out of or related to disputes among the Indemnified Parties. The Client shall advance to any Indemnified Party costs and expenses (including attorneys’ fees and disbursements) that are deemed reasonable by the Investment Manager, and that are incurred in connection with any action or proceeding subject to indemnification hereunder, prior to the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified by the Client. U.S. federal securities laws, under certain circumstances, impose liability even on Persons that act in good faith, and the Client is not waiving any rights it may have to the extent that such liability may not be waived, modified or eliminated under applicable Law but shall be construed so as to effectuate the provisions of this paragraph 12 to the fullest extent permitted by Law.
(c)For purposes of this paragraph12, acts or failures to act undertaken upon the advice of counsel shall be deemed to be actions in good faith, within the scope of authority and in the best interests of the Client.
(d)The obligations of TP Re Bermuda and TP Re USA under this paragraph 12 shall be several and not joint.
13.Duration and Termination. This Agreement shall become effective on the date hereof and shall continue in effect thereafter so long as either TP Re Bermuda or TP Re USA remains a limited partner of the Partnership.
14.Amendments. No provision of this Agreement may be changed, waived, discharged or terminated, except by a written amendment that is signed by the parties hereto. If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part which shall remain in full force and effect.
15.Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees. This Agreement and the rights and obligations of each party hereunder shall not be assignable or delegable without the consent of the other parties hereto, except that the Investment Manager may assign its rights and obligations hereunder to an entity that controls, is controlled by or is under common control with the Investment Manager; provided, that such entity shall assume the obligations of the Investment Manager hereunder. For purposes of this paragraph 15, with respect to the Investment Manager, the term “assignment” shall have the meaning set forth in Section 202(a)(1) of the U.S. Investment Advisers Act of 1940, as amended.
16.Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law of such state or of any other jurisdiction. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
17.Venue. Any action, proceeding or claim relating in any way to, arising out of or concerning this Agreement or the Client’s affairs shall be brought and maintained exclusively in the Chancery Court of the State of Delaware, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise; provided, that if the Chancery Court of the State of Delaware would not have or are found not to have subject matter jurisdiction over any action, proceeding or claim relating in any way to, arising out of or concerning this Agreement or the Client’s affairs, such action, proceeding or claim shall be brought and maintained exclusively in the Federal courts located in New York County, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise.
18.Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY LEGAL ACTION OR PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS PARAGRAPH 18 WITH ANY COURT OR JURISDICTION AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.
19.Notice. Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered in person, by fax or email to the requisite party.
20.Survival. The provisions of paragraphs 9, 12, 16, 17, 18, 19, this paragraph 20 and paragraph 22 shall survive the termination of this Agreement.
21.Counterparts. This Agreement may be executed in one or more counterparts all of which taken together shall be deemed to constitute one and the same instrument.
22.Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes any prior agreement and understanding of the parties relating to such subject matter. In addition to the foregoing, notwithstanding the termination of the Amended JV Agreements, the Investment Manager and TP Re agree that the Investment Manager’s obligations as set forth under Section 5.2 of the Amended JV Agreements shall now be borne by the Investment Manager in favor of the Client in respect of this Agreement, and, in such event, the Client’s obligations under paragraph 12 shall not apply.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.
THIRD POINT LLC

By:	/s/ R. Mendy Haas
Name:	R. Mendy Haas
Title:	Chief Financial Officer

THIRD POINT REINSURANCE COMPANY LTD.

By:	/s/ Christopher S. Coleman
Name:	Christopher S. Coleman
Title:	Director

By:	/s/ Janice R. Weidenborner
Name:	Janice R. Weidenborner
Title:	Director

THIRD POINT REINSURANCE (USA) LTD.

By:	/s/ David Govrin
Name:	David Govrin
Title:	President

By:	/s/ David Drury
Name:	David Drury
Title:	Director